Exhibit 10.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT

Dated as of May 27, 2016

Among

Nukkleus Inc.,
IBIH Limited,
Terra (FX) Offshore Limited, Ludico Investments Limited,
Currency Mountain Holdings LLC and
The Other Sellers Party Hereto.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of May 27, 2016 (as amended or otherwise modified, the “Agreement”) is among Nukkleus Inc., a Delaware corporation (the “Buyer”), IBIH Limited, a British Virgin Island limited company (the “Company”), Terra (FX) Offshore Limited, a British Virgin Island limited company, and Ludico Investments Limited, a British Virgin Island limited company (collectively, the “Principal Shareholders”), Currency Mountain Holdings LLC, a Delaware limited liability company (the “Currency Mountain Indemnitor”) and each other Person that has signed this Agreement as a “Seller” (collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers are the record and beneficial owners of all of the outstanding shares of capital stock of the Company and all other equity interests in the Company; and

WHEREAS, the Company is the record and beneficial owner of all of the outstanding shares of capital stock of GVS Limited, a British Virgin Island limited company (“Iron Australia”); and

WHEREAS, at the First Closing (as defined below), Buyer desires to purchase and the Company desires to sell to Buyer, upon the terms and conditions set forth in this Agreement: (i), 2,200 newly issued shares of capital stock of the Company representing 9.9% of the issued and outstanding capital stock of the Company (the “First Closing Shares”) and (ii) 100% of Iron Australia (the “Iron Australia Shares”) in consideration of 24,156,000 shares of common stock, par value $0.001 per share, of the Buyer (the “Nukk First Closing Shares”) and USD $1,000,000 (the “Cash Purchase Price”) of which $175,000 will be payable on the date hereof (the “Initial Payment”) and $825,000 will be paid on or before June 3, 2016 (the “Payment Date”); and

WHEREAS, at the Second Closing (as defined below), Buyers desire to purchase from the Sellers and the Sellers desire to sell to the Buyer upon the terms and conditions set forth in this Agreement 20,000 shares of capital stock of the Company (the “Second Closing Shares”) set forth opposite such Sellers name on Exhibit A attached hereto representing 90.1% of the issued and outstanding capital stock of the Company following the First Closing and together with the First Closing Shares, shall represent 100% of he Company’s securities on a fully diluted basis, in consideration of (i) 219,844,000 shares of common stock of the Buyer (the “Nukk Second Closing Shares” and together with the Nukk First Closing Shares, the “Shares” or the “Nukk Securities”) and (ii) the Net Income Distribution set forth and subject to the limitations under Section 6.12 of this Agreement; and

WHEREAS, in addition to the payment of the Cash Purchase Price at the First Closing, the Buyer shall make a capital investment in the Company in the amount of $1,000,000 at the Second Closing (as defined below), each on the terms and subject to conditions more fully described herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, the Company and the Sellers hereby agree as follows:

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, opposition, interference, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Agreement” is defined in the Preamble.

“Annual Financials” is defined in Section 3.6.1.

“Assets” means, with respect to each Acquired Company, such Acquired Company’s properties, rights and assets, whether real or personal and whether tangible or intangible reflected in the Most Recent Balance Sheet or assets that were acquired after the Most Recent Balance Sheet Date that would have been reflected on such balance sheet if they had been acquired as of the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Business” means the businesses conducted or actively being planned to be conducted by the Acquired Companies.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.
“Buyer Indemnified Person” is defined in Section 10.1.

“Closing” is defined in Section 2.2.

“Closing Certificate” is defined in Section 2.4.

“Closing Date” means the date on which the First Closing or the Second Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company” is defined in the Preamble.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Acquired Companies or used by the Acquired Companies in connection with the Business, including all Intellectual Property rights in and to Company Technology.

“Company Plan” is defined in Section 3.16.2.

“Company Registrations” is defined in Section 3.13.3.

“Company Technology” means any and all Technology.

“Company’s Knowledge” (or any similar reference to the Knowledge of the Company or to the Knowledge of the Sellers) means the knowledge of the directors and officers of the Company set forth in Appendix A.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly by an Acquired Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of the Agreement.

 “Current Liability Policies” is defined in Section 3.24.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions by the Acquired Companies and, for the avoidance of doubt, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent or otherwise), (f) in respect of deferred compensation for services, (g) in respect of severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar Liabilities payable in connection with the transactions contemplated hereby, (h) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person.

“Employee Plan” is defined in Section 3.16.1.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the indoor or outdoor environment or worker safety or health or (c) the generation, manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. and all regulations promulgated thereto.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

 “Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Financials” is defined in Section 3.6.1(c).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, directive, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance” is defined in Section 3.17.

“Indemnity Claim” means a claim for indemnity under Section 10.1 or 10.2, as the case may be.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 10.1 or 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Buyer Indemnified Person or the Seller Indemnified Person under Section 10.1 or 10.2, as the case may be, against whom such claim is asserted.

“Intellectual Property Rights” means the entire right, title, and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including without limitation (a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights, and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

 “Leased Real Property” is defined in Section 3.12.1.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, guidance, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.24.

“Losses” is defined in Section 10.1.

“Material Adverse Effect” means any event, occurrence, change in facts, condition or other change or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Acquired Companies which, is reasonably likely to be, materially adverse to the Business, operations, Assets or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or to the ability to operate the Business immediately after the Closing in the manner operated before Closing. For purposes hereof, an event, occurrence, change in facts, condition or other change or effect which has resulted or is reasonably likely to result in Losses of at least $350,000 shall be deemed to constitute a Material Adverse Effect.

 “Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Owned Real Property” is defined in Section 3.12.1.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of, the Owned Real Property in any material respect, and (f) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Predecessor” means (a) any Person that has ever merged with or into an Acquired Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or equity interests has ever been acquired by an Acquired Company, (c) any Person all or substantially all of whose assets has ever been acquired by an Acquired Company and (d) any prior names of an Acquired Company or any Person described in clauses (a) through (c).

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Scheduled Intellectual Property Rights” is defined in Section 3.13.3.

“Seller” and “Sellers” are defined in the Preamble.

“Seller Transaction Expenses” means the fees and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) of the Acquired Companies and the Sellers incurred in connection with the negotiation and the consummation of the Contemplated Transactions.

“Seller Indemnified Person” is defined in Section 10.2.

“Shares” is defined in the recitals to this Agreement.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including, without limitation, ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 9.

“Third Party Claim” is defined in Section 10.4.1.

“Treasury Regulations” means the regulations promulgated under the Code.
Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2. PURCHASE AND SALE OF SHARES.

2.1           Purchase and Sale of Shares.

2.1.1                      At the First Closing Date, subject to the terms and conditions of this Agreement, the Company will issue, sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Company the First Closing Shares and the Iron Australia Shares, free and clear of all Encumbrances. In exchange for the First Closing Shares and the Iron Australia Shares, at Closing, the Buyer will issue the Nukk First Closing Shares to the Company and provide the Company with the Cash Purchase Price of which the Initial Payment will be payable on the date hereof and $825,000 will be paid on or before the Payment Date.

2.1.2                      At the Second Closing Date, subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Sellers set forth on Exhibit A, the Second Closing Shares, free and clear of all Encumbrances. In exchange for the Second Closing Shares, at Closing, the Buyer will issue the Nukk Second Closing Shares to the Sellers in the individual amounts set forth on Exhibit A and agree to make the Net Income Distribution set forth and subject to the limitations under Section 6.12 of this Agreement.

2.2           The Closings. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the First Closing Shares (the “First Closing”) will take place at the offices of the Buyer, on the date hereof (the “First Closing Date”) assuming the satisfaction of the conditions set forth in Sections 7 and 8 which can be satisfied prior to closing, or at such other time or on such other date or at such other place as the parties hereto may mutually agree upon in writing (it being understood that the First Closing may be effected by the delivery of documents via e-mail and/or overnight courier). Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Second Closing Shares (the “Second Closing” and together with the First Closing, the “Closing”) will take place at the offices of the Buyer, within ten (10) business days after the FX Regulatory Approval but in no event shall such date be after the Termination Date assuming the satisfaction of the conditions set forth in Sections 7 and 8 which can be satisfied prior to closing, or at such other time or on such other date or at such other place as the parties hereto may mutually agree upon in writing (it being understood that the First Closing may be effected by the delivery of documents via e-mail and/or overnight courier).

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and the Principal Shareholders represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1           Organization. Schedule 3.1 sets forth for each Acquired Company its name, jurisdiction of organization and a true and correct list of its directors and officers. Each Acquired Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.

3.2           Power and Authorization. The execution, delivery and performance by each Acquired Company of this Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company. The officers and directors of the Company and each Acquired Company are set forth on Schedule 3.1. This Agreement (a) has been duly executed and delivered by the Company and (b) is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally. Each Acquired Company has the full power and authority necessary to own and use its Assets and carry on the portions of the Business in which it is engaged.

3.3            Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Acquired Company of this Agreement or (b) the consummation of the Contemplated Transactions by each Acquired Company, except in each case the failure of which to make or obtain would have a Material Adverse Effect. In order to effectuate the Second Closing, the Company shall obtain the required approvals from the Financial Conduct Authority (FCA) in the UK and the Cyprus Securities and Exchange Commission (CySEC). (the “FX Regulatory Approval”). The Company will cause the officers of IronFX Global Limited and 8Safe UK Limited to immediately file all required applications and related paperwork relating to the FX Regulatory Approval and to proceed expeditiously to obtain the FX Regulatory Approval.

3.4           Noncontravention. To the Company’s Knowledge, neither the execution, delivery and performance by an Acquired Company of this Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, violate any Legal Requirement applicable to an Acquired Company; (b) result in a breach or violation of, or default under, any contractual obligation of any Acquired Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of any Acquired Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the organizational documents of any Acquired Company, except with respect to clauses (a), (b), (c) or (d) where such violation, breach, or failure to take such action would not have a Material Adverse Effect.
3.5           Capitalization of the Acquired Companies. As of the date of this Agreement, the entire authorized capital stock of each Acquired Company is as set forth in the [Most Recent Balance Sheet]. As of the date hereof and as of the Closing Date, the entire issued and outstanding shares of capital stock of the Company consists of 22,200 shares of Common Stock. All of the outstanding shares of capital stock of each Acquired Company have been duly authorized, validly issued, and are fully paid and non-assessable. None of the Acquired Companies has violated any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests. The Acquired Companies hold no shares of their respective capital stock in their respective treasuries. The Shares represent all of the issued and outstanding shares of capital stock of the Company. All of the outstanding equity interests in each of the Company’s Subsidiaries are set forth on Schedule 3.1 and are validly issued, fully paid and non-assessable. The Company is the beneficial owner (and the Company or the Company’s Subsidiary listed on Schedule 3.1 is the record owner) of all of the equity interests in the Company’s Subsidiaries and holds such equity interests free and clear of all Encumbrances except as are imposed by applicable securities laws. Except for the Subsidiaries set forth on Schedule 3.1, the Company does not own, directly or indirectly, any membership interests, partnership interests or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any membership interests, partnership interests or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. Except as disclosed on Schedule 3.1: (a) there are no preemptive rights or other similar rights in respect of any equity interests in any Acquired Company, (b) to the Company’s Knowledge, except as imposed by applicable securities laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any equity interests in any Acquired Company, or otherwise affecting the rights of any holder of the equity interests in any Acquired Company, (c) except for the Contemplated Transactions, there is no contractual obligation, or provision in the organizational documents of any Acquired Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interests in any Acquired Company and (d) there are no existing rights with respect to registration under the 1933 Act of any equity interests in any Acquired Company. As of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that have been issued or agreed, or are otherwise known, by the Company relating to any equity ownership interests in any Acquired Company. As of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Sellers to issue or sell any interest in any Acquired Company. As of the Closing Date, there will not be any outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to any equity ownership interests of any Acquired Company or obligating the Sellers or the Company to issue or sell any interest in any Acquired Company. No Acquired Company has any outstanding, or authorized any, equity appreciation, phantom equity, profit participation or similar rights. To the Company’s Knowledge there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.6           Financial Statements.

3.6.1             Financial Statements. Attached as Schedule 3.6 are copies of each of the following:
(a)           the audited consolidated balance sheet of IronFX Global Limited (consolidated), of 8Safe UK Limited and of GVS (AU) Pty Limited as at December 31, 2015 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2014 and December 31, 2013 and the audited related consolidated statements of income, stockholders’ equity and cash flows of such Companies for the fiscal years then ended and the audited consolidated balance sheet of the Company as at December 31, 2013 and the audited related consolidated statement of income, stockholders’ equity and cash flows of that fiscal year then ended (collectively, the “Annual Financials” or the “Financials”), and

3.6.2             Compliance with GAAP, etc. The Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of the Acquired Companies, (b) fairly present the consolidated financial position of the Acquired Companies as at the respective dates thereof and the consolidated results of the operations of the Acquired Companies.

3.7           Absence of Undisclosed Liabilities. No Acquired Company has any Liabilities except for (a) Liabilities covered by the Audited Financials and (b) Liabilities incurred in the Ordinary Course of Business, including in connection with the Contemplated Transactions, since the date of the Audited Financials (none of which results from, arises out of, or relates to any breach or violation of, or default under, a contractual obligation or Legal Requirement which would not have a Material Adverse Effect).

3.8           Absence of Certain Developments. Since the date of the Audited Financials, the Business has been conducted in the Ordinary Course of Business, including matters related to the Contemplated Transactions, and except for the matters which have not had, and are not reasonably likely to have, a Material Adverse Effect:

(a)           no Acquired Company has (i) amended its organizational documents, (ii) amended any term of its outstanding equity interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its equity interests or other securities;

(b)           no Acquired Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

(c)           no Acquired Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance; or

(d)           no Acquired Company has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other equity interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller (other than payments made to officers, directors and employees in the Ordinary Course of Business).

3.9           Debt; Guarantees. The Acquired Companies have no Liabilities in respect of Debt except as set forth in the Financials. No Acquired Company has any Liability in respect of a guarantee of any Liability of any other Person (other than another Acquired Company.

3.10           Ownership of Assets; Sufficiency. Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its Assets (other than Real Property which is addressed in Section 3.12) necessary to conduct the Business in the Ordinary Course of Business. Except as disclosed in the Financials, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

3.11           [Intentionally Left Blank]

3.12           Real Property.

3.12.1                     All material real property (a) owned (the “Owned Real Property”) and (b) leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) is reflected in the Most Recent Balance. The Most Recent Balance Sheet also reflects each material lease, sublease, license or other contractual obligation under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other contractual obligation (the “Real Property Leases”).

3.12.2                     The Company or one of its Subsidiaries has good and clear, record and marketable fee simple title in and to each of the Owned Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances that would not have a Material Adverse Effect. There are no material written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Real Property other than as reflected in the Most Recent Balance Sheet.

3.12.3                     The Company or one of its Subsidiaries has a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances or Encumbrances that would not have a Material Adverse Effect.

3.13           Intellectual Property.

3.13.1                     Company IP. The Acquired Companies have the rights with respect to the ownership and use of all Company Technology and all Intellectual Property Rights therein, except where the failure to have such rights would not have a Material Adverse Effect. None of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any third Person other than the Acquired Companies.

3.13.2                     Infringement. None of the Acquired Companies (a) has to the Company’s Knowledge, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (b) received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (c) has agreed to or has a contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights, except where such violation would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights, except where such violation would not reasonably be expected to have a Material Adverse Effect.

3.13.5                      Confidentiality and Invention Assignments. The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ confidential information and trade secrets. All current and former employees of an Acquired Company who contributed to the Company Technology that is incorporated in any product or service of an Acquired Company have executed contracts that assign to the Acquired Company all of such Person’s respective rights, including Intellectual Property Rights relating to such product or service.

3.13.6                      Privacy and Data Security. The Acquired Companies’ use and dissemination of any personally-identifiable information concerning individuals is in compliance with all applicable privacy policies, terms of use, Legal Requirements, and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound.

3.14           Legal Compliance; Illegal Payments; Permits. Each Acquired Company has complied and is in compliance in all material respects with all Legal Requirements applicable to it or any of its respective assets or properties. No Acquired Company is in breach or violation of, it or default under, and has not at any time during the previous five (5) years been in breach or violation of, or default under: (a) its organizational documents nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default; (b) any Legal Requirement nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults (i) disclosed on Schedule 3.3 and (ii) which have not had, and are not reasonably likely to have, a Material Adverse Effect. In the conduct of the Business, to the Company’s Knowledge, no Acquired Company nor any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Each Acquired Company has been duly granted all Permits under all Legal Requirements necessary for either (y) the conduct of the Business, or (z) the lawful occupancy of the Real Property and the present use and operation thereof. The Permits are valid and in full force and effect, (b) no Acquired Company is in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default, except for breaches or violations that would not have a Material Adverse Effect and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.15           Tax Matters.

3.15.1                     Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all respects. Except for the tax settlements listed in Schedule 3.3 and any other tax related and other payable disclosures as per the Most Recent Balance Sheet, there are no other outstanding tax related matters. No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

3.15.2                      Except for the settlements listed in Schedule 3.3 any other tax related and other payable disclosures as per the Most Recent Balance Sheet, each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

3.15.3                     To the Company’s Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of any Acquired Company pending, being conducted, claimed, raised by a Governmental Authority in writing.

3.15.4                     No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.

3.15.5                     The unpaid Taxes of the Acquired Companies did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

3.16           Employee Benefit Plans.

3.16.1                     For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

3.16.2                     No Acquired Company or any other Person that would be considered a single employer with an Acquired Company under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

3.16.3                     Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified. Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or could subject an Acquired Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973. Each Company Plan that is a qualified contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.16.4                     All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

3.16.5                     There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.16.6                     No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.17           Environmental Matters. To the Company’s Knowledge and except for items that would not reasonably be expected to have a Material Adverse Effect, (a) the Acquired Companies and their Predecessors are, and have been, in compliance with all Environmental Laws, (b) the Acquired Companies have obtained and currently maintain in full force and effect all permits, licenses, authorizations and registrations required by any Environmental Law for their operations, (c) there is no Action relating to or arising under any Environmental Law pending, or, to the Knowledge of the Company, threatened, against any of the Acquired Companies or a Predecessor, and there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such Action, (c) there has been no release or threatened release of any pollutant, asbestos, lead or lead-based paint, polychlorinated biphenyls (PCBs), petroleum or any fraction thereof, contaminant or toxic or hazardous material or substance (including toxic mold), substance or waste (each a “Hazardous Substance”) at, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by an Acquired Company, (d) there have been no Hazardous Substances generated, manufactured, handled, transported, used, treated or stored by an Acquired Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any

Governmental Authority in the United States, (e) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no Hazardous Substances generated, manufactured, handled, transported, used, treated or stored on, any site currently or heretofore owned, leased or otherwise used by an Acquired Company and (f) the Acquired Companies have made available to the Buyer true, accurate and complete copies of all environmental records, reports, notifications, certificates of need, permits, licenses, authorizations, registrations, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

3.18           Contracts.

3.18.1                     Contracts. Except as disclosed in the Financials, no Acquired Company is bound by or a party to:

(a)           any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by an Acquired Company in excess of $350,000;

(b)           (i) any capital lease or (ii) any other lease or other contractual obligation relating to the Equipment providing for aggregate rental payments in excess of $350,000 under which any Equipment is held or used by an Acquired Company;

(c)           any contractual obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements) involving payments or obligations in excess of $350,000;

(d)           any contractual obligation relating to the acquisition or disposition of (i) any business of an Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e)           any contractual obligation under which an Acquired Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

3.18.2                     Enforceability; Breach. To the Company’s Knowledge, each contractual obligation required to be disclosed on Schedule 3.9 (Debt), 3.12 (Real Property Leases), 3.13 (Intellectual Property), 3.16 (Employee Plans), 3.18 (Contracts), or 3.25 (Insurance) (each, a “Disclosed Contract”) is enforceable against each party to such contractual obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3, and subject to limitations to enforceability resulting from equitable principles or from bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions, except for such failures to be enforceable that would not have a Material Adverse Effect. No Acquired Company or, to the Company’s Knowledge, any other party to any Disclosed Contract has been or is currently in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, except for any breach or violation that would not have a Material Adverse Effect.

3.19           Affiliate Transactions. No Seller or any Affiliate of any Seller is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any contractual obligation with, an Acquired Company. No Seller or any Affiliate of any Seller owns any Asset used in, or necessary to, the Business. Except as disclosed in the Financials, there will be no amounts owed to any Seller by any Acquired Company for (i) previously deferred compensation or (ii) any Liability for any Debt or loans made by them to any Acquired Company.

3.20           Customers and Suppliers. No Acquired Company has received any written notice that (and the Company has no Knowledge of) any top 10 customers or customers plans or has threatened to stop or materially decrease the rate of business done with the Acquired Companies or any of them. No Acquired Company has received any written notice that (and the Company has no Knowledge of) any top 10 supplier or suppliers plans or has threatened to stop or materially decrease the rate of business done with, or materially increase the prices charged to, the Acquired Companies or any of them.

3.21           Employees. There are no labor troubles (including any arbitrations, grievances, work slowdown, lockout, stoppage, picketing or strike) pending, or to the Acquired Companies’ Knowledge, threatened between an Acquired Company, on the one hand, and its employees, on the other hand, and there have been no such troubles at any time during the past five years that have had or could be expected to have a Material Adverse Effect. Except as would not have a Material Adverse Effect, (a) no employee of an Acquired Company is represented by a labor union, (b) no Acquired Company is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of an Acquired Company with any labor relations board seeking recognition of a bargaining representative and there are no pending or threatened charges or complaints before the National Labor Relations Board or analogous State of foreign Governmental Entities, (d) no Acquired Company has, or is currently engaged in any unfair labor practice, and (e) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of an Acquired Company and no demand for recognition of employees of an Acquired Company has been made by, or on behalf of, any labor union. No executive officer’s or other key employee’s employment with the Acquired Companies has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire since at any time during the past five years. Neither the execution and delivery of this Agreement nor the consummation of any Contemplated Transaction will (either alone or upon the occurrence of any additional or subsequent event or events) (i) result in any payment (whether of severance pay or otherwise)

becoming due to any employee, officer, consultant, independent contractor, agent or director of any Acquired Company (ii) increase any benefit under any Employee Plan or (iii) result in the acceleration before its due date or maturity date of the time of payment or vesting of any such payment or benefits.

3.22           Litigation; Governmental Orders. Except as set forth on Schedule 3.3, during the past five (5) years there have been no Actions pending, or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company and to the Knowledge of the Acquired Companies, there are no facts making the commencement of any such Action reasonably likely, except for Actions that would not reasonably be expected to have a Material Adverse Effect. None of the Acquired Companies (i) is the subject of any judgment, decree, injunction or Government Order or (ii) plans to initiate any Action.

3.23           Intentionally left blank.

3.24           Insurance. All insurance policies with respect to the Acquired Companies (collectively “Liability Policies”) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, no Acquired Company is in default thereunder, and no notice of cancellation or termination has been received by any Acquired Company with respect to any such policy. No insurer has (a) questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or (b) to the Knowledge of the Acquired Companies, has threatened to cancel any insurance policy. To the Knowledge of the Acquired Companies, no insurer plans to raise the premiums for, or materially alter the coverage under, any such insurance policy. The Acquired Companies will after the Closing continue to have coverage under all such insurance policies and all such policies are in compliance with any requirements of Company contractual obligations.

3.25           [Intentionally Left Blank].

3.26           No Brokers. No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those, if any, which have been incurred by the Sellers.

3.27           Regulated Capital. As of the First Closing, IronFX Global Limited, 8Safe UK Limited, GVS (AU) Pty Limited which are regulated by CySEC, the FCA and the ASIC respectively will hold combined regulatory capital of US$ 15,000,000 and minimum cash regulatory and cash free capital of US$ 1,750,000.

4. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller, hereby represents and warrants to the Buyer, solely as to such Seller, and, except as otherwise provided herein, with no joint or other responsibility for the representations, warranties or other liabilities or obligations of any other Seller or of, or for, any of the Acquired

Companies, as of the date hereof and as of the Closing Date, that:

4.1           Organization. In the case of each Seller which is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2           Power and Authorization. The execution, delivery and performance by such Seller of this Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller and, if applicable, have been duly authorized by all necessary action on the part of such Seller. This Agreement to which such Seller is a party (a) has been duly executed and delivered by such Seller and (b) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally. No action by, or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement or (b) the consummation of the Contemplated Transactions by such Seller.

4.3           Noncontravention. Except as disclosed in Section 3.3, neither the execution, delivery and performance by such Seller of this Agreement to which such Seller is a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed in Section 3.3, violate any provision of any Legal Requirement applicable to such Seller; (b) result in a breach or violation of, or default under, any contractual obligation of such Seller; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; or (d) if such Seller is not an individual, result in a breach or violation of, or default under, such Seller’s organizational documents.

4.4           Title. Such Seller is the record and beneficial owner of the outstanding Shares set forth opposite such Seller’s name on Exhibit A, and has good and marketable title to such Shares, free and clear of all Encumbrances. Such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances. Immediately following the Closing, the Buyer will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other equity interests in an Acquired Company.

4.5           No Brokers. Such Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Buyer could be liable, and such Seller agrees to satisfy in full any such Liability to any broker, finder, agent or other person.

4.6           Securities Law Matters. Such Seller hereby acknowledges that the shares of Nukk Securities being issued to such Seller hereunder have not been registered under the 1933 Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. Such Seller represents that such Seller is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act, and will acquire the shares of Nukk Securities for his, her or its own account and not with a view to a sale or distribution thereof. Such Seller represents that such Seller has sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the risks of investment in the Nukk Securities, is acquiring the Nukk Securities with a full understanding of all of the terms, conditions and risks thereof, and on the Closing Date will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. Such Seller represents that such Seller understands and agrees to the terms and conditions under which the shares of Nukk Securities are being offered.

4.7           Legend. Each Seller acknowledges that, to the extent applicable, each certificate evidencing the shares of Nukk Securities shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.”

4.8           Restricted Securities. Each Seller acknowledges that the Nukk Securities being offered hereunder are “restricted securities” (as such term is defined in Rule 144 under the 1933 Act) and must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available.

4.9           Access to Information. Each Seller acknowledges that he has been afforded an opportunity to request and to review all information considered by that Seller to be necessary to make an investment decision with respect to the Nukk Securities being issued hereunder. Each Seller also acknowledges that he has received and reviewed information about Buyer and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management.

4.10           Reliance Upon Representations. Each Seller understands and acknowledges that: (a) the Nukk Securities being issued hereunder have not been registered under the 1933 Act; (b) the representations and warranties contained in Sections 4.6 through 4.11 are being relied upon by Buyer as a basis for exemption of the issuance of the Nukk Securities under the 1933 Act; (c) the offering of the Nukk Securities pursuant to this Agreement will not be registered under the 1933 Act based on a determination that the issuance of securities hereunder is exempt from the registration requirements of the 1933 Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Nukk Securities or any recommendation or endorsement thereof. If any of the representations made by any Seller in connection with the purchase of Nukk Securities is no longer accurate prior to the Closing Date, such Seller will promptly notify Buyer.

4.11           Exculpation; Representation by Counsel. Each Seller acknowledges that he, she or it is not relying upon any Person, including, without limitation, the Buyer, in making its decision to acquire the Nukk Securities, other than the representations and warranties of the Buyer contained in this Agreement. Each Seller represents that he, she or it is aware that it has not been represented in this transaction by the Company’s legal counsel or by any legal counsel provided by the Company, that the Company has advised the Seller that it should retain the Seller’s own legal counsel to advise it with respect to the transaction, and that the Seller has had the opportunity to consult with its own personal counsel concerning the advisability of entering into and executing and delivering this Agreement.  Each Seller further represents that the Seller understands that the Company’s legal counsel has reviewed the Agreement and other documents only as counsel to the Company and not on behalf of the Seller.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, that:

5.1           Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2           Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement to which the Buyer is a party (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally

5.3           Authorization of Governmental Authorities. Except for any filings required by the SEC, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4           Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as described in Section 3.3 above, violate any provision of any Legal Requirement applicable to the Buyer; (b) result in a breach or violation of, or default under, any contractual obligation of the Buyer; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; or (d) result in a breach or violation of, or default under, the Buyer’s organizational documents.

5.5           No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be Liable, and Buyer agrees to satisfy in full any such Liability incurred by Buyer to any broker, finder, agent or other Person.

5.6           Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Sharers. Buyer acknowledges that the Shares have not been registered under the 1933 Act or registered or qualified under any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the 1933 Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the 1933 Act and any applicable state or foreign securities laws.

5.7           SEC Filings; Financial Statements.

Since January 1, 2015, Buyer has not timely filed (including any extension permitted under the SEC’s rules) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the 1933 Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) such documents and any other documents filed by Buyer with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Buyer SEC Documents”). Buyer has made available to the Company and the Sellers true and complete copies of the Buyer SEC Documents filed by Buyer with the SEC.

The Company and the Sellers have previously been provided with the Buyer’s (i) unaudited balance sheet as of September 30, 2015 (ii) unaudited balance sheet as of March 31, 2016, (iii) unaudited statements of operations and cash flows for the six months ended March 31, 2016 and March 31, 2015 and (iv) unaudited statements of operations for the three months ended March 31, 2016 and March 31, 2015.

5.8           Capitalization of the Buyer.  The entire authorized capital stock of the Buyer consists of (i) 300,000,000 shares of common stock, which the Buyer intends to increase to 900,000,000, of which 214,935,100 shares are issued and outstanding and (ii) 15,000,000 shares of preferred stock, of which no shares are issued and outstanding; provided, however, concurrent with the First Closing and Second Closing the Buyer will issue an aggregate of 200,000 shares of Series A Preferred Stock.  All of the outstanding shares of capital stock of the Buyer have been duly authorized, validly issued, and are fully paid and non-assessable.  Subject to the truth and accuracy of the representations and warranties of Sellers set forth in Section 4, the Buyer has not violated and in entering into and effecting the Contemplated Transactions will not violate, the 1933 Act, the Exchange Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance of the Nukk Securities.  Except as disclosed in the Buyer SEC Documents or as otherwise contemplated by this Agreement:  (a) there are no preemptive rights or other similar rights in respect of any equity interests in the Buyer, (b) there is no contractual obligation, or provision in the organizational documents of the Buyer which obligates the Buyer to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any equity interests in the Buyer, and (c) there are no existing rights with respect to registration under the 1933 Act of any equity interests in the Buyer.  Except as set forth in the Buyer SEC Documents or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Buyer or obligating the Buyer to issue or sell any interest in the Buyer.

5.9           Access to Information. Buyer acknowledges that it has been afforded an opportunity to request and to review all information considered by Buyer to be necessary to make an investment decision with respect to the Shares. Buyer has received and reviewed information about the Company and about each Seller’s Shares, and has had an opportunity to discuss these matters, including the business, management and financial affairs of the Acquired Companies with management of the Acquired Companies, and to discuss information concerning the ownership of the Shares with the individual owners to the extent deemed necessary by Buyer.

5.10           Services Agreement. The Buyer will cause the total monthly operational and other expenses of the Buyer under the Global Service Agreement entered with FXDirectDealer, LLC, excluding those of the Company, not to exceed the revenue generated under the General Services Agreement entered with FXDD Trading Limited.

6. PRE-CLOSING COVENANTS; POST-CLOSING COVENANTS.

6.1           Closing. The Sellers will, and will cause the Acquired Companies to and each Seller, with respect to itself only, cooperate with the Buyer to take all of the actions and deliver all the various certificates, documents and instruments described in Section 7 as being performed or delivered by the Sellers the Acquired Companies or the Sellers, as applicable.

6.2           Operation of Business. From the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement pursuant to Section 9, the Company and will cause the Acquired Companies to: (a) conduct the Business only in the Ordinary Course of Business; (b) maintain the value of the Business as a going concern; (c) preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and (d) consult with the Buyer prior to taking any action or entering into any transaction that may be of strategic importance to an Acquired

Company. Without limiting the generality of Section 6.2, without the written consent of the Buyer, the Company and the Acquired Companies will not: (a) take any action, other than in the Ordinary Course of Business, that would cause the representations and warranties in Section 3 or any of the information set forth on the Sellers’ disclosure schedules to be untrue at, or as of any time prior to, the Closing Date; and (b) take any action, other than in the Ordinary Course of Business or as disclosed on Schedule 3.8, which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Schedule 3.8. Without limiting the generality of the foregoing, the Company and the Acquired Companies will not, without the prior written consent of Buyer, other than in the Ordinary Course of Business (i) sell any assets, other than sales of inventory in the Ordinary Course of Business, (ii) incur any new Debt, (iii) prepay or discharge any existing Debt or liabilities (including accounts payable) before normal due dates, (iv) alter or change any terms or alter or amend its respective organizational documents, (v) make or change any Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax. (vi) issue or sell equity or rights to acquire equity of any Acquired Company, (vii) declare dividends on, make distributions with respect to, or redeem any portion of, the equity of any Acquired Company, (viii) materially increase the level of compensation or employee benefits of any employee, except in amounts in keeping with past practices by formulas or otherwise, or (ix) agree to do any of the foregoing.

6.3           Notices and Consents; Cooperation. The Acquired Companies shall and the Sellers shall cause the Acquired Companies to give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are describe in Section 3.3 above or as otherwise reasonably requested by the Buyer. The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are described in Section 3.3 above or as otherwise reasonably requested by the Company. From the date of this Agreement until the Second Closing or the earlier termination of this Agreement in accordance with its terms, each party hereto shall, subject to applicable law and except as prohibited by any applicable representative of any applicable Governmental Authority: (1) furnish to the other parties upon reasonable request all information concerning itself, its Subsidiaries, directors, officers and equity holders and (2) take such other actions as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Contemplated Transactions

6.4           Buyer’s Access to Premises; Information. From the date of this Agreement until the earlier of the Second Closing or the termina8ion of this Agreement pursuant to Section 9, the Acquired Companies will permit the Buyer and its Representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Acquired Companies and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Acquired Companies and make copies of such books, records, contracts, data, information and documents as the Buyer or its

Representatives may reasonably request. The Company will prepare and furnish to the Buyer, promptly after becoming available and in any event within 15 days of the end of each calendar month, Monthly Financials for each month following the Most Recent Balance Sheet Date through the Closing Date.

6.5           Notice of Developments. From the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement pursuant to Section 9, the Company will give the Buyer prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of an Acquired Company, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company’s or the Sellers’ representations and warranties. Nothing contained herein shall affect the Buyer’s rights or remedies with respect to, or the Company’s or any Seller’s obligations or Liabilities resulting from, any such development, breach or inaccuracy.

6.6           Exclusivity. From the date of this Agreement until the earlier of the Second Closing or the termination of this Agreement pursuant to Section 9, the Company will (and the Company will not permit its Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of substantial Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company and the Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

6.7           Transaction Expenses; Debt. At or prior to Second Closing, Sellers shall cause to be paid and satisfied in full any and all Seller Transaction Expenses. In addition, at or prior to Second Closing, each Seller will, and will cause each of its Affiliates, except for Affiliates that also are Acquired Companies, to satisfy all Liabilities it has to any Acquired Company in respect of Debt.

6.8           Sellers’ Release. Effective as of the Second Closing, each Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies except for (a) rights and claims arising from or in connection with this Agreement, and (b) rights and claims arising from or in connection with claims asserted against such Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by such Seller pursuant to Section 10.2.

6.9           Confidentiality. Sellers hereby agree with Buyer that Sellers will not, and that Sellers will cause their Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business.

6.10           Publicity. Buyer shall make the appropriate public announcement or disclosure with respect to the subject matter of this Agreement or the Contemplated Transactions.

6.11           Audited Financial Statements. The Company and the Sellers shall undertake to deliver within 70 days of the First Closing Date copies of the audited consolidated balance sheet of GVS (AU) Pty Ltd as at December 31, 2015, December 31, 2014 and December 31, 2013 and the audited related consolidated statement of income, stockholders’ equity and cash flows of such Companies for such period and the unaudited, reviewed consolidated balance sheet of GVS (AU) Pty Ltd as at March 31, 2016 as well as such comparable period and the unaudited, reviewed related consolidated statement of income, stockholders’ equity and cash flows of such company for such periods (collectively, the “Australia Financials”). The Company and the Sellers shall undertake to deliver within 70 days of the Second Closing Date copies of the audited consolidated balance sheet of the Company as at December 31, 2015, December 31, 2014 and December 31, 2013 and the audited related consolidated statement of income, stockholders’ equity and cash flows of the Company for such period and the unaudited, reviewed consolidated balance sheet of the Company as at the relevant interim period as well as such comparable period and the unaudited, reviewed related consolidated statement of income, stockholders’ equity and cash flows of the Company for such periods (the “IBIH Financials” and collectively with the Australia Financials, the “Company Financials”) All Company Financials shall be true, complete and correct in all material respects, have been prepared from the books and records of the Company in accordance with GAAP consistently applied and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the dates thereof and for the periods covered thereby as audited by an auditing firm registered with the Public Company Accounting Oversight Board (the “Auditor”).

6.12           Sellers’ Distribution; Capital Raise. The initial $1,500,000 in net income generated by the Company following the Second Closing shall be distributed to the Sellers in accordance with their ownership interest in the Company prior to the Closing within 45 days of the Company’s fiscal year or shall be re-invested into IronFX Global Limited at the discretion of the Buyer’s Board of Directors (the “Net Income Distribution”). Upon acquisition of the Malta Entity, no further distributions in accordance with this section shall be made. As further consideration for the Sellers entering into this Agreement and in consideration of Currency Mountain Holdings Bermuda, LLC (“CMH-Bermuda”) entering into that certain Asset Purchase Agreement with the Buyer, the parties agree that in connection with the initial capital raise in excess of $5,000,000, the parties will undertake to provide that 33% of the capital (“Distributed Capital”) will be distributed to CMH-Bermuda) and the Sellers with CMH-Bermuda receiving 48.5% of the Distributed Capital and the Sellers (pro-rata to their interest) receiving 51.5% of the Distributed Capital.

6.13           Management; Board of Directors. On the Second Closing Date, the Board of Directors of the Buyer shall consist of six members which shall include three members appointed by Currency Mountain Holdings LLC including Emil Assentato (Co-Chairman), Craig Marshak (Vice-Chairman) and an individual to be identified and three members appointed by the Sellers representing a majority of the Shares including Markos Kashiouris (Co-Chairman), Peter Economides and Stathis Christophi. Currency Mountain Holdings Bermuda Ltd. [?] and the Sellers representing a majority of the Shares will retain the right to appoint these members for a period of three years from the Second Closing Date. For a period of three years after the Second Closing Date, an approval vote of the Board representing a minimum of 83% of the members will be acquired to approve any transaction in excess of $10,000,000. For a period of three years after the First Closing Date, all cash transfers in excess of $100,000 by the Buyer will need to be approved by Emil Assentato. During the period from the First Closing Date until the Second Closing Date, the Buyer will not be permitted to sell, assign or transfer Iron Australia without the express written approval of Markos Kashiouris and all proceeds from such sale, if approved, shall be placed in escrow until the Termination Date or the Second Closing Date. For a period of two years after the Second Closing Date, an approval vote of the Board representing a minimum of 83% of the members voting in favor of any cash dividend and in favor of the exercise of the option to acquire the Bermuda Entity (as defined below) will be required. Following the Second Closing Date, a minimum of six directors must be on the Board for any vote to be taken. Shawn Dilkes shall serve as the President of Nukkleus Limited (“Nukk Bermuda”), the Buyer’s wholly owned subsidiary incorporated in Bermuda, which has acquired certain “Forexware” assets. Markos Kashiouris shall serve as the CEO and President of the Company. Following the Second Closing Date, Stathis Christophi shall serve as the Chief Financial Officer of Buyer and Ann Marie Caiato shall serve as Controller of Buyer. Further, within 12 months of the Second Closing Date, a “Global Manager” shall be engaged by the Buyer to manage the collective operations of Nukk Bermuda and the Company.

6.14           Public Company Expenses. For a period of 18 months from the Second Closing Date, the Company shall only be required to contribute $50,000 per quarter to the Buyer to be used for public company expenses relating to the operation and maintenance of the Buyer. All other expenses during this time period will be paid by Nukk Bermuda.

6.15            Synergies Development Plan. Within 30 days of the First Closing Date, Dimitris Hatzis and one of either Shawn Dilkes or Lubo Kinetti will deliver an analysis report to the Board of the Buyer containing recommendations to create cost savings and synergies among the various divisions. The Board shall implement such recommendations as adopted by the Board as soon as practicable after receipt of such report subject to the Second Closing.

6.16           Triple Eight Markets Consulting Fee. The Buyer and the Company each agree to pay an amount of $25,000 to Triple Eight Markets as a consulting fee for an aggregate fee of $50,000. The fees shall be due and payable on the Payment Date. The Buyer shall retain Craig Marshak, a principal of Triple Eight Markets, for a term of 18 months with a monthly fee of $7,000 to act as a business and financial advisor.

6.17           Investment Banking. (a) The parties acknowledge that it is the intention of the parties to enter into a non-exclusive engagement agreement with Bradley Woods & Co. to procure a capital raise on behalf of the Buyer on terms to be determined but in no event shall an initial retainer be paid. (b) CMH has entered into a prior investment banking agreement with Bentley Associates L.P. of which the Company is not a party to. The parties agree that the Buyer will pay the fees to Bentley Associates L.P. pursuant to the letter agreement attached hereto as Exhibit B.

6.18           8 Safe UK Limited. 8 Safe UK Limited, a company formed in England and Wales and regulated by the FCA shall be renamed Nukkleus UK Ltd.

6.19           Representations and Warranties of the Currency Mountain Indemnitor. The Currency Mountain Indemnitor hereby makes to the Company and the Sellers, as of the respective dates referenced therein, the representations and warranties set forth in Schedule 6.19 attached hereto. The Currency Mountain Indemnitor shall indemnify and hold harmless each Seller Indemnified Person from and against any breach of any representation or warranty set forth in Schedule 6.19 on the same terms and conditions, and subject to the same limitations, as the Buyer’s indemnification obligations under Article 10 with respect to each such Seller Indemnified Person therein as if it were the Buyer party thereunder but solely with respect to a breach of the representations and warranties set forth in Schedule 6.19.

6.20           Right of First Refusal. Each of the Currency Mountain Indemnitor and the Principal Shareholders agrees to be bound by the terms of the right of first refusal set forth in Schedule 6.20 attached hereto.

6.21           Client Development.                                                      The Company will use, and the Buyer will cause FXDD Trading Limited (“FXDD”) to use, reasonable best efforts to market each other's brand and direct clients to the other until the Second Closing. The Company will, and the Buyer will cause FXDD to, create a reporting system to track such client deposits for those clients developed as a result of the other’s origination efforts. In the event of a termination of this Agreement pursuant to Section 9.1, the Company will, and the Buyer will cause FXDD to, use reasonable best efforts to transfer to the originating party any remaining equity in such clients' deposits.

6.22           Further Assurances. From and after the Second Closing Date, upon the request of either the Sellers or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions in a manner that is in accordance, and consistent, with this Agreement. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of an Acquired Company or other Person with whom an Acquired Company has a relationship from maintaining the same relationship with the Acquired Company after the Closing as it maintained prior to the Closing. Each Seller will refer all customer inquiries relating to the Business to the Buyer, or an Acquired Company, as appropriate, from and after the Closing.

7. CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer to consummate each Closing is subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 12.3):

7.1           Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2           Performance. Each Acquired Company and each Seller will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by each of them, respectively, at or prior to the Closing.

7.3           Stock Certificates; Options and Warrants. The Company will have delivered to the Buyer copies of certificates, duly endorsed evidencing all of the First Closing Shares on the First Closing Date (followed by receipt of such certificates on the Payment Date) and the Sellers will have delivered to the Buyer certificates, duly endorsed (or accompanied by duly executed stock transfer powers) evidencing all of the Second Closing Shares on the Second Closing Date. The Company will have delivered to the Buyer certificates, duly endorsed evidencing all of the Australia Shares on the First Closing Date. Any options or warrants to acquire any capital stock of any Acquired Company shall have been exercised or otherwise terminated.

7.4           Compliance Certificate. Buyer shall have received a certificate, dated the First Closing Date or the Second Closing Date, as applicable, and signed by the Sellers and a duly authorized officer of the Company, that each of the conditions set forth in Section 7.1, Section 7.2 and Section 7.6, have been satisfied.

7.5           Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.6           Absence of Litigation. No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Shares (including the right to vote the Shares), to control the Acquired Companies, or to operate all or any material portion of either the Business or Assets or of the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates.

7.7           Consents, etc.. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Section 3.3, or as otherwise reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer (including any authorizations, consents or approvals required by any lenders or suppliers), and no such authorization, consent or approval will have been revoked. With respect to the First Closing, the Company shall have delivered all required paperwork to increase the authorized capital stock of the Company to provide for the issuance of the Company Shares. With respect to the Second Closing, the Company shall have obtained the FX Regulatory Approval and provided such written approval to the Buyer.

7.8           Proceedings and Documents. All corporate and other proceedings on the part of the Acquired Companies and the Sellers in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.9           Company Financials. With respect to the Second Closing, the Company shall have delivered the Company Financials to the Buyer.

7.10           No Material Adverse Effect. Since the Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

8. CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Sellers to consummate each Closing is subject to the fulfillment of each of the following conditions (unless waived by the Sellers representing a majority of the Shares in accordance with Section 12.3):

8.1           Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

8.2           Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

8.3           Compliance Certificate. The Buyer will have delivered to the Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.1, Section 8.2 and Section 8.5 have been satisfied.

8.4           Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

8.5           Absence of Litigation. No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

8.6           Consents, etc.. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as described in Section 3.3 above, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Sellers, and no such authorization, consent or approval will have been revoked. With respect to the Second Closing, the Company shall have obtained the FX Regulatory Approval and provided such written approval to the Buyer.

8.7           Proceedings and Documents. All corporate and other proceedings on the part of the Buyer in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Sellers and to its counsel, and the Sellers will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

8.8           Nukk Securities. The Buyer will have prepared and delivered to the Sellers an instruction letter directing the transfer agent to issue a stock certificate to the Company representing the Nukk First Closing Shares on the First Closing Date and separate certificates for each respective Seller evidencing all of the Nukk Second Closing Shares as set forth on Exhibit A to which that Seller is entitled on the Second Closing Date.

8.9           Third Party Investment; Intercompany transfer. Prior to the Payment Date, CMH-Bermuda or an affiliate of CMH- Bermuda shall invest $1,000,000 into the Buyer in consideration of 15,450,000 shares of common stock and 100,000 shares of Series A Preferred Stock, which shall have the rights and preferences as set forth in that certain Certificate of Designation attached hereto as Exhibit C (the
Preferred Shares”). Prior to the Second Closing, CMH-Bermuda or an affiliate of CMH-Bermuda shall invest $1,000,000 into the Buyer in consideration of and 15,450,000 shares of Common Stock of the Buyer and 100,000 Preferred Shares. The Buyer shall have invested $1,000,000 of the gross proceeds from such preferred stock into the Company as of the Second Closing.

8.10           Malta/Bermuda Option. Prior to the Second Closing, the Buyer shall have entered into an option agreement with FXDD Malta Limited (the “Malta Entity”) and FXDD Trading Limited, a Bermuda limited company (the “Bermuda Entity”) providing that the Buyer may exercise such option to acquire 100% of the issued and outstanding securities of the Malta Entity and the Bermuda Entity for a purchase price of $1.00 subject to regulatory approval, if any. The closing of the acquisition of the Malta Entity shall occur no later than 30 days from regulatory approval or 45 days from Closing if no regulatory approval is required and the closing of the acquisition of the Bermuda Entity shall occur no later than 90 days from the Closing. Prior to Closing, the Malta Entity shall have delivered to the Company its 2015 audited financial statements. On the date of acquisition of the Malta Entity, the Malta Entity will have $2,000,000 in cash on its balance sheet and $500,000 in excess of the regulatory minimum. On the date of acquisition of the Bermuda Entity, the Bermuda Entity will not have any encumbrances on its balance sheet. After the consummation of the First Closing, the Malta Entity and the Buyer shall take all reasonable and immediate actions in order to sell and/or transfer the client deposits of the Malta Entity to the Company’s regulated entities, subject to regulatory approval, if any (the “Client Consolidation”). In the event capital held by the Malta Entity is no longer restricted as a result of the Client Consolidation, then the capital shall be transferred to the Bermuda Entity. The Malta Entity and Bermuda Entity shall each have aggregate client deposits of at least $30 million at the time of the Client Consolidation. In the event the Malta Entity is acquired by the Buyer and then subsequently sold, then the capital generated by such sale shall be transferred to the Bermuda Entity.

8.11           CMH Capital Deficiencies. Prior to the Second Closing, Currency Mountain Indemnitor and CMH-Bermuda shall deliver a letter agreement providing that following the acquisition of the Bermuda Entity, in the event the Bermuda Entity is notified of a capital deficiency by a regulatory authority, then CMH and CMH-Bermuda shall pledge securities of a public company in the United States to the Bermuda Entity and the securities shall have a market value of not less than $10,000,000.

8.12 Services Agreement                                                      The FXDD Services Agreement shall be in full force and effect on terms acceptable to the Company.

9. TERMINATION.

9.1           This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)           By either the Buyer or the Sellers representing a majority of the Shares by providing written notice to the other at any time beginning on or after November 28, 2016; or

(b)           by either the Buyer or the Sellers representing a majority of the Shares by providing written notice to the other at any time after November 28, 2016 if the Second Closing will not have occurred by reason of the failure of any condition set forth in Section 7, in the case of the Buyer, or Section 8, in the case of the Sellers, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the terminating party); or

(c)           by either the Buyer or the Sellers representing a majority of the Shares if a final non-appealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Second Closing will have been issued by a Governmental Authority of competent jurisdiction;

(d)           by the Buyer if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or of any of the Sellers contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’s right to terminate under this provision will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Company or a Seller will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement; in each case of (i) or (ii) above, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and cannot be or has not been cured within five Business Days after the Buyer notifies the Company of such breach or violation; or

(e)           by the Sellers if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Sellers’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement; in each case of (i) or (ii) above, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 8 and cannot be or has not been cured within five Business Days after the Sellers notifies the Buyer of such breach or violation.

9.2           Effect of Termination.

9.2.1                      In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement – other than the provisions of Sections 3.26, 4.6 and 5.5 (No Brokers), 6.6 (Exclusivity), 6.9 (Confidentiality), 6.10 (Publicity), 10 (Indemnification), 12.11 (Governing Law) 12.12 (Jurisdiction) and 12.14 (Waiver of Jury Trial), will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

9.2.2                      In the event of the termination of this Agreement pursuant to Section 9.1 following the date hereof but prior to the First Closing, then the Company shall retain the Initial Payment and shall be under no obligation to return such Initial Payment.

9.2.3                      In the event of the termination of this Agreement pursuant to Section 9.1 following the First Closing but prior to the Second Closing, then (a) subject to Section 9.2.2 above, all funds invested or loaned into the Company by the Buyer including but not limited to the Cash Purchase Price, CMH or any other related party shall be returned to each such party within 45 days of the Termination Date (the “Company Funds”) and (b) simultaneously with the return of the Company funds, the Buyer will transfer and assign 100% of its interest in Iron Australia to the Company, and Iron Australia shall have AU$1,000,000 in cash and no liabilities, in each case, at and as of the time of such transfer. In addition, the Nukk First Closing Shares owned by the Company shall be exchanged by it for the First Closing Shares issued to purchase such shares in the First Closing, and the Buyer will exchange the First Closing Shares it purchased in the First Closing for the Nukk First Closing Shares issued to the Company at the First Closing to purchase such First Closing Shares. Client deposits shall be return to all originating parties in accordance with Section 6.21 above.

10. INDEMNIFICATION.

10.1           Indemnification by the Principal Shareholders.

10.1.1                      Indemnification by the Sellers. Each Principal Shareholder will severally indemnify and hold harmless the Buyer and each of its directors, officers, shareholders, partners, employees, agents and Affiliates (including, following the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Principal Shareholders or any of them in this Agreement (other than in Section 4) or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement; or (b) any fraud of the Company or any breach or violation of any covenant or agreement of the Company in or pursuant to this Agreement to the extent required to be performed or complied with by the Company at or prior to the Closing;

10.1.2                      Each Seller will severally indemnify and hold harmless the Buyer Indemnified Person, from, against and in respect of any and all Losses, incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by such Seller in Section 4 or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement; or (b) any fraud of any of the Sellers or any breach or violation of any covenant or agreement of such Sellers or any of them (including under this Section 10) in or pursuant to this Agreement.

10.2           Indemnity by the Buyer. The Buyer will indemnify and hold harmless each Seller and each Seller’s respective Affiliates (including, prior to the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement; or (b) any breach or violation of any covenant or agreement of the Buyer (including under this Section 10) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement.

10.3           Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1, 10.1.2 or 10.2 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party: (a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.4 (Breach of Organizational Documents), 3.5 (Capitalization), 3.9 (Debt; Guarantees), 3.26 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), 4.4 (No Breach of Organizational Documents of Seller), 4.5 (Title), 4.6 (No Brokers), 5.1 (Organization), 5.2 (Power and Authorization), 5.4 (Breach of Organizational Documents), 5.5 (No Brokers) or 5.8 (Capitalization) (or as such representations and warranties are repeated or confirmed in any document, Schedule, instrument or certificate delivered pursuant to this Agreement), or in the case of any claim or suit based upon fraud or intentional misrepresentation; (b) at any time prior to the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Plans) or 3.17 (Environmental Regulation) (or as such representations and warranties are repeated or confirmed in any document, Schedule, instrument or certificate delivered pursuant to this Agreement); (c) at any time prior to the thirty-six month anniversary of the Closing, in the case of any breach of covenant required to be performed or complied with at or prior to the Closing or breach of, or inaccuracy in, any other representation and warranty in this Agreement (or as such representations and warranties are repeated or confirmed in any document, Schedule, instrument or certificate delivered pursuant to this Agreement) and (d) in the case of breaches of covenants hereunder that are required to be performed after the Closing, at any time prior to the expiration of the thirty-six month anniversary of the breach of such covenant.

10.4           Third Party Claims.

10.4.1                     Notice of Claim. If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

10.4.2                     Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and will have the right to defend the Indemnified Party against the Third Party Claim so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after receipt of written notice of the claim pursuant to Section 10.4.1 that it will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (c) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (e) settlement of an adverse judgment with respect to, or the Indemnifying Party’s conduct of, the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party if the Indemnifying Party does not assume control of the defense of the Third Party Claim within the 15-day period described above in this Section 10.4.1.

10.4.3                     Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

10.4.4                     Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 10.4.2 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate. If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, but any of the other conditions in Section 10.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim. In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ and experts’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.5           No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that it will not make any claim for indemnification against the Buyer, any Buyer Indemnified Person or the Company for any matter with respect to which such Seller (i) was an executive officer or director of the Company, and (ii) was either negligent or was acting outside of his authorized authority, or otherwise did not intend to act in the best interests of the Acquired Companies, and (iii) in such director or officer position was responsible for and in control of the facts or circumstances (with the ability to modify such facts and circumstances at that time) that form the basis for an indemnification claim by a Buyer Indemnified Person hereunder.

10.6           Certain Limitations. The indemnification provided for in Section 10.1.1 and Section 10.2 shall be subject to the following limitations:

(a)           Except as provided in Section 10.6(c) and Section 10.7 and except in the case of fraud, intentional misrepresentation or intentional breach, the aggregate amount of all Losses for which the Sellers or the Sellers shall be liable pursuant to Section 10.1.1 shall not exceed $10,000,000.

(b)           Except in the case of fraud, intentional misrepresentation or intentional breach, the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 10.2 shall not exceed $10,000,000.

(c)           Notwithstanding anything to the contrary set forth herein, all indemnification obligations pursuant to this Section 10 will exclude punitive Losses (except to the extent punitive Losses constitute Losses payable to a third party as a result of a claim by a third party) and damages (other than direct or incidental damages) that are not the probable and reasonably foreseeable result of the underlying breach, misrepresentation, inaccuracy, default or event.

(d)           Except in the case of fraud, intentional misrepresentation or intentional breach, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 10.1 or Section 10.2 unless and until (i) with respect to any individual claim for Losses, such claim is individually in excess of $500,000 (the “Basket Amount”) (it being understood that the Indemnified Parties may recover for the full amount of such Losses once the claim exceeds such Basket Amount).

10.7           [Intentionally Left Blank]

10.8           Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 10 are cumulative and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of a remedy under any other provision of this Section 10.

11. TAX MATTERS

11.1           Cooperation on Tax Matters. Buyer and the Acquired Companies will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

11.2           Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (1) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (2) In the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

11.3           Transfer Taxes. Sellers shall be responsible for the timely payment of, and to such extent shall indemnify and hold harmless the Buyer against, all sales (including without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes (in no event including Taxes computed on the basis of income) and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Buyer shall prepare any such Tax Returns that are the primary responsibility of Buyer under applicable laws. Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld.

12. MISCELLANEOUS

12.1           Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission by the intended recipient; provided, that such communication is also sent by some other means permitted by this Section 12.1); (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or (d) by e-mail (in which case it will be effective on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 12.1) in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

2, Iapetou Street, Agios Athanasios

4101 Limassol

Cyprus

Telephone number: +357 25027000
Facsimile number: +35725027001
Attention: Demetris Kyriacou
Email: DKyriacou@IronFX.com

with a copy to:

Dimitris Hatzis and Markos Kashiouris

Email: DHatzis@IronFX.com and MKashiouris@IronFX.com

If to Buyer, to:
Nukkleus Inc.
525 Washington Blvd., 21st Floor
Jersey City, New Jersey 07310
Telephone number:
Facsimile number:
Attention: Emil Assentato
Email:

with a copy to:

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Telephone number: 516-833-5034
Facsimile number: 516-977-1209
Attention: Stephen Fleming, Esq.
Email: smf@flemingpllc.com

If to the Currency Mountain Indemnitor, to:

The address set forth in the Buyer’s records

If to the Principal Shareholders or the other Sellers, to:

The addresses set forth in the Company’s records

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2           Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder. Notwithstanding the foregoing, the Buyer Indemnified Persons and the Seller Indemnified Persons shall be considered third party beneficiaries of this Agreement with respect to Section 10 hereof.

12.3           Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company or the Sellers representing a majority of the Shares. In the case of a waiver, by the party against whom the waiver is to be effective and in the case of the Sellers, by the Sellers representing a majority of the Shares. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4           Entire Agreement. This Agreement, together with t any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

12.5           Schedules; Listed Documents, etc.. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that the applicability of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure.

12.6           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

12.7           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

12.8           Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.9           Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

12.10                      Governing Law. This Agreement, the negotiation, terms and performance of this Agreement, the rights of the parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.11                      Jurisdiction; Venue; Service of Process.

12.11.1                     Jurisdiction. Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its, his or her execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of New York or the United States District Court located in the Southern District of New York for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that venue in any such court is improper, that its, his or her property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than one of the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.11.2                     Service of Process. Each party hereto hereby (a) consents to service of process in any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at its, his or her address specified pursuant to Section 12.1 will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.12                      Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 12.12.1 in addition to any other remedy to which it, he or she may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, it, he or she shall not assert that a remedy at law would be adequate.

12.13                      Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.14                      Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits and schedules and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

12.15                      Currency. All amounts set forth herein are in U.S. Dollars.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

THE BUYER:	NUKKLEUS INC.

By: /s/Emil Assentato
Name: Emil Assentato
Title: CEO

The Company:	IBIH LIMITED

By: /s/ Marcos A. Kashiouris
Name: Marcos A. Kashiouris
Title: Director

PRINCIPAL SHAREHOLDERS:

Terra FX (Offshore) Limited	Ludico Investments Ltd.

By:/s/ Marcos A. Kashiouris	By:/s/ Petros Economides
Name: Marcos A. Kashiouris	Name: Petros Economides
Title: Authorized Person	Title: Authorized Person

The Sellers:

IBIH LIMITED

By:/s/ Marcos A. Kashiouris
Name:
Title:

Kimen Management Ltd.

By: /s/ Dimitris Hatzis
Name: Dimitris Hatzis
Title: Authorized Person

Terra FX (Offshore) Limited	Ludico Investments Ltd.

By:/s/ Marcos A. Kashiouris	By: /s/ Petros Economides
Name:	Name:
Title:	Title:

Triple 7 Capital Management Ltd.	Cripa Investments Ltd.

By:/s/ Siathis Christophi	By:/s/ Charikleia Michail
Name: Siathis Christophi	Name: Charikleia Michail
Title: Authorized Person	Title: Authorized Person

Jinsent Trading Ltd.	Dagort Trading Ltd.

By:/s/ Noel Sateh	By:/s/ Stefanos Kashiouris
Name: Noel Sateh	Name: Stefanos Kashiouris
Title: Authorized Person	Title: Authorized Person

CURRENCY MOUNTAIN INDEMNITOR

Solely with respect to Sections 6.19 and 6.20:

Currency Mountain Holdings LLC

By: /s/Emil Assentato
Name: Emil Assentato
Title: Chairman

Appendix A - Officers and Directors of the Company To Whom Knowledge is Attributed

Markos A. Kashiouris

Dimitris Hatzis

EXHIBIT A

IRON Shares Breakdown	Second Closing Shares	NUKK Second Closing Shares
Kimen Management Ltd.	500	5,496,100
Triple 7 Capital Management Ltd	500	5,496,100
Cripa Investments Ltd	500	5,496,100
Jinsent Trading Ltd	500	5,496,100
Dagort Trading Ltd	1,000	10,992,200
Terra FX (Offshore) Limited	10,200	112,120,440
Ludico Investments Ltd	6,800	74,746,960

	20,000	219,844,000

EXHIBIT C

SEE ATTACHED EXHIBIT

Schedule 3.3 – Legal matters

Civil Actions no. 204-368/2015, Chinese clients – IronFX Global Limited is a party to the civil actions no. 204-368/2015 pending before the District Court of Limassol. The said civil actions were filed by Chinese clients of the Company on 22 January 2015. The said clients who have been identified as abusive traders are claiming against the Company damages for breach of contract for the total amount of USD 1,258,457.30.  It should be noted that the clients filed their statement of claim late in 2015 (more than 10 months after the proceedings were filed). Early in 2016, seventy-two (72) clients out of 165 sent instructions to their attorney to withdraw the proceedings they filed against the Company.  The total amount claimed by the clients who have sent such instructions amount to USD 564,849.54.

Sucden settlement – IronFX Global Limited reached a settlement with Sucden followed proceedings that were issued as a result of the SNB event of January 2015 by virtue of which IronFX agreed to pay Sucden the amount of GBP2,500,000 in twenty five equal instalments of £100,000. The remaining outstanding amount stands at GBP1,575,000

Tax schedule of settlements - The Company has employment-related tax obligations with the Cyprus Tax Authorities of c. $1.6m, including a tax settlement agreement

Schedule 6.19

Representations and Warranties of the Currency Mountain Indemnitor

The Currency Mountain Indemnitor represents and warrants to the Company and the Sellers as follows:

1. The Currency Mountain Indemnitor represents and warrants to the Company and the Sellers as of the date of the Agreement, the First Closing Date and the Second Closing Date that the following will be true:

1.1           Financial Statements. Attached to this Schedule 6.19 are (i) the audited consolidated Statements of Financial Position of FXDD Malta Limited as at December 31, 2015 and December 31, 2014, together with the Statements of Changes in Equity as at December 31, 2015 and December 31, 2014, (ii) Statements of Comprehensive Income for the year ended December 31, 2015 and the year ended December 31, 2014 and (iii) Statements of Cash Flows for the year ended December 31, 2015 and the year ended December 31, 2014 (collectively, the “ FXDD Financials”).

1.2           Compliance with GAAP, etc. The FXDD Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of FXDD Malta Limited, (b) fairly present the consolidated financial position of FXDD Malta Limited as at the respective dates thereof and the consolidated results of the operations of FXDD Malta Limited for the periods therein specified and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.

1.3           Services Agreement. The Buyer will cause the total monthly operational and other expenses of the Buyer under the Global Service Agreement entered with FXDirectDealer, LLC, excluding those of the Company, not to exceed the revenue generated under the General Services Agreement entered with FXDD Trading Limited.

2. The Currency Mountain Indemnitor represents and warrants that the Currency Mountain Indemnitor will provide representations and warranties to the Company and the Sellers with respect to the Malta Entity and the Bermuda Entity (each, an “Option Company”) upon exercise of the Option, which such representations and warranties shall be finalized prior to the Second Closing.

Schedule 6.20

RIGHT OF FIRST REFUSAL.

(a) Right of First Refusal. If the Second Closing occurs and for the period ending on the third anniversary of such closing, in the event that the Currency Mountain Indemnitor or any Principal Shareholders proposes to sell, pledge or otherwise transfer (either directly or indirectly) to a third party a number of shares of capital stock of Buyer representing twenty percent (20%) or more (on a fully-diluted basis) of such shares owned by any such shareholder (a “Transferring Shareholder”) immediately after the Second Closing (the “Purchased Shares”), or any interest in Purchased Shares, each of any such shareholders not proposing to transfer shares (the “Non-Transferring Shareholder”) shall have a right of first refusal (the “Right of First Refusal”) with respect to all (and not less than all) of such Purchased Shares. If the Transferring Shareholder desires to transfer Purchased Shares, the Transferring Shareholder shall give a written transfer notice (a “Transfer Notice”) to the Non-Transferring Shareholder describing fully the proposed transfer, including the number of Purchased Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee. The Non-Transferring Shareholder shall have the right to purchase all, and not less than all, of the Purchased Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the such Non-Transferring Shareholder. Notwithstanding the foregoing, (i) the Principal Shareholders shall have the right to transfer the Purchased Shares between themselves without triggering a Right of First Refusal with respect to the Currency Mountain Indemnitor but shall otherwise be required to provide a Transfer Notice to the Currency Mountain Indemnitor as provided above with respect to such internal transfers and (ii) the IBIH Shareholders shall have the right to purchase between themselves any combination of Purchased Shares proposed to be transferred by the Currency Mountain Indemnitor, so long as they collectively purchase all but not less than all of the Purchased Shares proposed to be transferred by the Currency Mountain Indemnitor.

(b) Transfer of Shares. If the Non-Transferring Shareholder(s) fails to exercise its Right of First Refusal within 30 days after receiving the Transfer Notice, the Transferring Shareholder(s) may, not later than 60 days after sending the Transfer Notice, conclude a transfer of the Purchased Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable laws and not in violation of any other contractual restrictions to which the Transferring Shareholder is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Transferring Shareholder, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Non-Transferring Shareholder(s) exercises its Right of First Refusal, the parties shall consummate the sale of the Purchased Shares on the terms set forth in the Transfer Notice within 60 days after the receipt of the Transfer Notice by the applicable party or parties (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Purchased Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Non-Transferring Shareholders shall have the option of paying for the Purchased Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of Buyer with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Purchased Shares subject to this Schedule shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Purchased Shares subject to this Schedule.

(d) Termination of Right of First Refusal. Notwithstanding any other provision of this Schedule, in the event that the Purchased Shares are readily tradable on an established securities market when the Transferring Shareholder desires to transfer Purchased Shares, any Right of First Refusal referred to herein shall no longer apply, and the Transferring Shareholder shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e) Permitted Transfers. This Schedule shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to a trust established by the Transferring Shareholder for the benefit of such shareholder and/or one or more members of the beneficial owner of the such shares’ immediate family, provided in either case that the transferee agrees in writing on a form prescribed agreed by Buyer to be bound by all provisions of this Schedule.

(f) Termination of Rights as Stockholder. If any shareholder party to this Schedule no longer owns at least twenty percent (20%) of the shares of Buyer owned immediately after the Second Closing, then the provision of this Schedule shall no longer apply to such shareholder; provided, further, if the Currency Mountain Indemnitor (including any transferee of such shareholder who becomes a party to this Schedule) no longer owns at least twenty percent (20%) of the shares of Buyer owned immediately after the Second Closing, this Schedule shall no longer be in force and effect.

(g) Legend. Any stock certificates for the shares that are subject to this Schedule, shall make reference to the restrictions on transfer contained herein.

(h) Defined Terms.                                                  Defined terms used in this Schedule and not otherwise defined herein shall have the meanings ascribed to them in the Agreement to which this Schedule is attached.